Exhibit 99.1


Press Release: October 31, 2002

Pennzoil-Quaker State Company Completes Debt Tender Offers and Consent Solicitations

Houston, TX--Pennzoil-Quaker State Company ("Pennzoil"), a wholly owned subsidiary of Shell Oil Company, announced today that it has successfully completed the previously announced tender offers (the "Offers") and consent solicitations in respect of each of Pennzoil's 6.625% Notes due 2005, 6.750% Notes due 2009, and 7.375% Debentures due 2029 (the "notes") made pursuant to the Offer to Purchase and Consent Solicitation Statement dated October 2, 2002 (the "Offer to Purchase"). The Offers expired at 12:00 midnight, New York time, on October 30, 2002.

Pennzoil has accepted for payment, in accordance with the terms of the Offer to Purchase, all notes that were validly tendered prior to the expiration time. Settlement is expected to occur on November 1, 2002. The percentages of each series of notes accepted for payment by Pennzoil pursuant to the Offers as of the expiration time are specified in the table below.

                              Outstanding
Series                        Principal
of                            Amount Prior            Percentage
Notes                         to Tender Offers        Tendered

6.625% Notes due 2005         $100,000,000            93.5%
6.750% Notes due 2009         $200,000,000            98.8%
7.375% Debentures due 2029    $400,000,000            99.7%

On October 16, 2002, Pennzoil received the requisite consents to the proposed amendments to the indentures relating to the notes, and the amendments are now operative with respect to any notes that remain outstanding.

In addition, Pennzoil announced today that it has completed the change of control offer for its 10% Senior Notes, Series B, due 2008 (the "10% notes"). No 10% notes were tendered pursuant to such offer. Pennzoil's tender offers for its 10% notes pursuant to the 10% note tender offer and 10% note alternative offer will expire at 12:00 midnight, New York time, today, as previously announced.

Merrill Lynch & Co. acted as exclusive dealer manager for the tender offers and solicitation agent for the consent solicitations.